FOR IMMEDIATE RELEASE

Contact:     Michael L. Staines
                    President and Chief Operating Officer
                    1845 Walnut Street
                    Philadelphia, PA 19103
                   (215) 546-5005
                   (215) 546-4785 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.
ANNOUNCES NATURAL GAS HEDGES THROUGH MARCH 2007

Philadelphia, PA, December 20, 2004 – Atlas Pipeline Partners, L.P. (NYSE:APL) (the “Partnership”)announces that the hedged position on the Appalachian natural gas production it transports for Atlas America, Inc (Nasdaq: ATLS) has been increased through additional forward sales. The natural gas transported by the Partnership is now subject to hedges of 2.7 billion cubic feet, or bcf (.9 per quarter) of natural gas (13% of projected transportation throughput) at a price of $7.02 per thousand cubic feet, or mcf for the period from April 1, 2006 to March 31, 2007.

Additionally, the Company has added to its natural gas hedging position through March 2006. Including those hedges previously reported on Form 8-K on August 24, 2004, the natural gas the Partnership transports is now subject to hedges of 11.3 bcf of natural gas (49% of projected transportation throughput) in 2005 at a price of $6.76 per mcf and 2.6 bcf of natural gas (41% of projected transportation throughput) in the first quarter of 2006 at a price of $6.84 per mcf.

Atlas Pipeline Partners receives transportation fees from Atlas America generally based upon a percentage of the selling price received by Atlas America, which are impacted by physical hedges. Atlas America provides substantially all of the natural gas Atlas Pipeline Partners transports in Appalachia.

Atlas Pipeline Partners, L.P. is active in the gas gathering and processing segment of the mid-stream natural gas industry. In Appalachia, it owns and operates more than 1,400 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio to which more than 4,250 wells are currently connected. APL gathers approximately 54 million cubic feet ("mcf") of gas per day from these wells. In the Mid-Continent region of southern Oklahoma and northern Texas, APL owns and operates approximately 1,900 miles of gas gathering pipeline. APL transports approximately 55 million cubic feet of gas per day to its gas processing facility in Velma, Oklahoma where natural gas liquids (NGL) are removed. APL then sells the resulting gas and NGL and remits a portion of those proceeds to the producer. In both Appalachia and the Mid-Continent, the fees paid to APL are either a percentage of the gross selling price of the gas or NGL or a fixed fee per mcf transported. For more information, visit our website at www.atlaspipelinepartners.com or contact pschreiber@atlaspipelinepartners.com .

Atlas America, Inc. (Nasdaq:ATLS), the parent company of Atlas Pipeline Partners, L.P.’s general partner, and owner of 1,641,026 subordinated limited partner units of APL, is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. For more information, please visit our website at www.atlasamerica.com , or contact investor relations at pschreiber@atlasamerica.com .

Statements made in this release may include forward-looking statements, which involve substantial risks and uncertainties. The Partnership’s actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of many factors, including competition within the energy industry, climactic conditions, volatility in the price of gas in the Appalachian and mid-continent area, actual versus projected drilling activity, volumetric production from wells connected to the Partnership’s gas-gathering pipeline system, and the cost of supplies and services in the energy industry and the other factors disclosed under “Risk Factors” in our most recent 10-K and Prospectus Supplement dated July 14, 2004.